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                                                                    EXHIBIT 4(b)


                             FIRST AMENDMENT TO THE
                           BROCK CONTROL SYSTEMS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

         THIS FIRST AMENDMENT is made on this 12th day of May, 1998, by FIRSTWAVE TECHNOLOGIES, INC. (the "Company"), a corporation duly organized and existing under the laws of the State of Georgia.

                              W I T N E S S E T H:

         WHEREAS, the Company maintains the Brock Control Systems, Inc. Employee Stock Purchase Plan (the "Plan"); and

         WHEREAS, the Company desires to amend the Plan to reflect changes in the name of the Company; and to reflect an increase in the number of shares of Company common stock reserved for issuance under the Plan.

         NOW, THEREFORE, the Plan is hereby amended, effective immediately, as follows:

         1. By renaming the Plan as the Firstwave Technologies, Inc. Employee Stock Purchase Plan.

         2.       By deleting the second sentence of the first paragraph of
Section 11 and by substituting therefor the following:

         "The maximum number of shares made available for sale under the Plan shall be seventy thousand (70,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 15 below."

         Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this First Amendment.

         IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on the day and year first above written.


                                    FIRSTWAVE TECHNOLOGIES, INC.


                                    By:  /s/ R. Douglas MacIntyre
                                       -----------------------------------------
                                          R. Douglas MacIntyre
                                          President and Chief Executive Officer